Exhibit 99.1

Tasty Baking Company Reports First Quarter 2008 Results

Company Absorbs $2 Million Impact from Higher Ingredient and Packaging Costs

PHILADELPHIA--(BUSINESS WIRE)--Tasty Baking Company (NasdaqGM:TSTY) today reported net sales of $42.8 million for its first quarter ended March 29, 2008, a 3.4% decrease from the $44.3 million reported for the first quarter last year. Unit volumes declined 4.3% in the first quarter of 2008, as compared to the first quarter of 2007, driven in part by the shift in the seasonal impact of the Easter holiday from the second quarter of 2007 to the first quarter of 2008. The company reported a net loss of $1.0 million in the first quarter of 2008 compared to net income of $0.9 million in the first quarter of 2007. The net loss in the first quarter 2008 included $2 million, pre-tax, in higher ingredient and packaging costs, which drove a gross margin decline of 7.5 percentage points. In addition, the company had $0.8 million of incremental after-tax depreciation expense due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to complete the move from its present Philadelphia facilities in 2010. EBITDA for the first quarter 2008 declined to $2.1 million versus $3.3 million in the first quarter 2007.

FINANCIAL HIGHLIGHTS FIRST QUARTER 2008
$ in millions, except per share data (unaudited)
	Q1 2008	Q1 2007	% Change[1]
Gross Sales	$69.3	$70.4	-1.5%
Discounts & Allowances	$26.5	$26.1	1.6%
Net Sales	$42.8	$44.3	-3.4%
Route Net Sales			-2.8%
Non-route Net Sales			-5.2%
Depreciation[2]	$3.0	$1.7	83.4%
Gross Margin[3] %	25.7%	33.2%	-7.5 pps
Net Income (Loss)[4]	($1.0)	$0.9	n/m
Net Income (Loss) per Fully-diluted Share[5]	($0.12)	$0.11	n/m
EBITDA[6]	$2.1	$3.3	-37.1%
Footnotes:
(1)	Percentages may not calculate due to rounding.
(2)	2008 Q1 includes pre-tax incremental depreciation of $1.3 million due to a change in useful lives of assets at the Philadelphia bakery related to the company's plan to move from its present facility.
(3)	Based on net sales less cost of sales and depreciation. Incremental depreciation as described in footnote 2 reduced gross margin by approximately 310 basis points in 2008 Q1.
(4)	2008 Q1 affected by $0.8 million in expense due to the after-tax impact of incremental depreciation described in footnote 2.
(5)	2008 Q1 affected by approximately $0.10 per share in expense due to the impact of incremental depreciation expense described in footnote 2.
(6)	Earnings before net interest, income taxes, depreciation and amortization. Reconciliation table of GAAP Net Income to EBITDA, a non-GAAP financial measure, is provided below in this release.

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “In the first quarter of 2008, we continued to feel the impact of industry-wide commodity increases as the cost of ingredients and packaging rose by $2 million dollars compared to the same period a year ago. During these times we are committed to protecting profits through proper risk management, cost containment, and product pricing actions.”

“Specifically, we raised list prices on Single Serve and Family Pack cake products in the first quarter of 2008. In the second quarter of 2008, we have taken pricing actions on donuts and pies and made changes to the company’s promotional pricing strategy. In addition, the company is actively managing risk from higher ingredient and packaging prices through long-term supply arrangements for key ingredients like sugar, which is one of our largest commodities.”

Mr. Pizzi concluded, “During the quarter we also introduced new products and varieties in the marketplace that helped to grow sales and offset the impact of higher selling prices on volume, particularly in Single Serve products. Despite the difficulties presented in the marketplace, we are committed to investing in product innovation to help drive the top-line.”

RESULTS OF OPERATIONS

Net sales in the first quarter of 2008 declined 3.4% versus the comparable period in 2007 due to a 5.2% decrease in Non-route net sales and 2.8% decrease in Route net sales. The occurrence of the Easter holiday in the first quarter of 2008 as compared to the second quarter of 2007 had a negative seasonal impact on Route sales and returns. The company typically experiences a slow-down in sales volumes during this holiday as consumers’ normal purchasing and consumption patterns change and they temporarily move away from baked snack goods. In addition, the company had one less selling day in the quarter due to the holiday. The company estimates the net effect of the change in timing of this holiday reduced Route net sales approximately 3.0 to 3.5 percentage points in the first quarter of 2008, which the company expects to recapture in the second quarter of 2008. Despite the negative seasonal impact of the holiday on total Route sales, Single Serve volumes showed positive growth in the first quarter of 2008 versus the comparable prior year period. This volume growth was partially offset by declines in Family Pack volumes as well as by higher Route returns expense. Non-route net sales declined primarily due to fewer promotional events with the company’s largest direct customers at the end of the first quarter of 2008 as compared to the same period a year ago.

Cost of sales, excluding depreciation, increased 3.0% on a unit volume decline of 4.3% in the first quarter of 2008, as compared to the first quarter of 2007. Variable manufacturing expense per case in the first quarter of 2008 increased 11.2% versus the comparable period a year ago. This increase was driven by industry-wide commodity cost increases for certain key ingredients such as eggs, grains, and oils that began in 2007 and that continued in the first quarter of 2008. The increase in variable manufacturing expense was partially offset by a 4.5% reduction in fixed manufacturing expense in the first quarter of 2008 versus the first quarter of 2007, primarily due to lower employee and compensation related costs.

As compared to the first quarter of 2007, gross margin in the first quarter of 2008 declined 7.5 percentage points to 25.7% of net sales. The decline in gross margin was primarily attributable to the $2 million increase in the cost of ingredients and packaging, which translates into a decrease of approximately 4.8 percentage points compared to the same period a year ago. Additionally, 3.1 percentage points of the gross margin decline was due to the incremental depreciation resulting from the planned move to new facilities in 2010. Partially offsetting these declines were the benefits from lower fixed manufacturing expenses and product price increases.

Selling, general and administrative expense in the first quarter of 2008 declined 9.2% or $1.2 million versus the comparable period in 2007. This decrease was primarily due to lower compensation and other employee related costs as well as by lower marketing expenses, driven by a shift in the timing of advertising spending. When measured as a percentage of net sales, selling, general and administrative expenses declined to 28.1% in the first quarter 2008 compared to 29.8% in the same quarter 2007.

Paul D. Ridder, senior vice president and chief financial officer, said, “The combination of volatile commodities prices and the status of the economy have resulted in a challenging operating environment. In this difficult environment, we continue to focus on managing controllable risks, including the balance between product pricing and promotion, as we attempt to cover the higher cost of ingredients and packaging.”

Mr. Ridder concluded, “Despite the many challenges facing the company, we believe that Tastykake is well positioned with its consistently high quality products and superior service to take advantage of opportunities presented by the current competitive environment.”

CONFERENCE CALL

Tasty Baking Company management will host a conference call Wednesday, April 30, 2008, at 11:00 a.m. EDT to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “8664796.” The telephone replay will be available from 2:00 p.m. on April 30, 2008, until Friday, May 16, 2008, at 11:59 p.m. EDT.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA (see below), which is a non-GAAP financial measure. EBITDA represents earnings before net interest, income taxes, depreciation and amortization. The company also presents gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA as presented herein is not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA to net income, the GAAP measure the company believes to be most directly comparable to EBITDA. In addition, a schedule is provided reconciling gross profit excluding depreciation to gross profit.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 Weeks Ended
		3/29/2008	3/31/2007

Gross sales		$69,294	$70,381
Less discounts and allowances		(26,472)	(26,056)
Net sales		42,822	44,325

Cost of sales, exclusive of depreciation shown below		28,794	27,961
Depreciation		3,030	1,652
Selling, general and administrative		12,012	13,225
Interest expense		456	315
Other income, net		(199)	(230)

Income / (loss) before provision for income taxes		(1,271)	1,402

Provision for income taxes		(312)	526

Net income / (loss)		$(959)	$876

Average number of shares outstanding:	Basic	8,034	8,033
	Diluted	8,034	8,270
Per share of common stock:

Net income / (loss): Basic and Diluted		($0.12)	$0.11

Cash Dividend		$0.05	$0.05

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	3/29/2008	12/29/2007

Current assets	$32,037	$30,984
Property, plant, and equipment, net	80,136	74,090
Other assets	20,708	19,447

Total assets	$132,881	$124,521

Current liabilities	$15,921	$16,954
Long-term debt	37,673	23,178
Accrued pension and other liabilities	26,448	29,588
Postretirement benefits other than pensions	7,397	7,365
Shareholders' equity	45,442	47,436

Total liabilities and shareholders' equity	$132,881	$124,521

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of April 30, 2008

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure.
(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended
	3/29/2008	3/31/2007

Net Income	$(959)	$876
Add (Subtract):
Net interest	228	86
Provision for income taxes	(312)	526
Depreciation	3,030	1,652
Amortization	76	141
EBITDA	$2,063	$3,281
The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.
(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended
	3/29/2008	3/31/2007

Net Sales	$42,822	$44,325
Subtract:
Cost of Goods Sold	28,794	27,961
Depreciation	3,030	1,652
Gross Profit	$10,998	$14,712
Gross margin including depreciation (% of net sales)	25.7%	33.2%

Add:
Depreciation	3,030	1,652
Gross Profit excluding depreciation	$14,028	$16,364
Gross margin excluding depreciation (% of net sales)	32.8%	36.9%

CONTACT:
Tasty Baking Company
Chad Ramsey
V.P., Financial Planning & Investor Relations
215-221-8538
chad.ramsey@tastykake.com
or
Paul D. Ridder
Chief Financial Officer
215-221-8500